Conference Call 4Q24-Results

Disclaimer and Forward-Looking Statement This presentation may contain forward-looking statements within the meaning of federal securities law that are subject to risks and uncertainties. These statements are only predictions based upon our current expectations and projections about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” “seek,” “forecast,” or the negative of these terms or other similar expressions. The forward-looking statements are based on the information currently available to us. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including, among others things: changes in general economic, political, governmental and business conditions globally and in Argentina, changes in inflation rates, fluctuations in the exchange rate of the peso, the level of construction generally, changes in cement demand and prices, changes in raw material and energy prices, changes in business strategy and various other factors. You should not rely upon forward-looking statements as predictions of future events. Although we believe in good faith that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Any or all of Loma Negra’s forward-looking statements in this release may turn out to be wrong. You should consider these forward-looking statements in light of other factors discussed under the heading “Risk Factors” in Company’s Annual Report on Form 20-F, as well as periodic filings made on Form 6-K, which are filed with or furnished to the United States Securities and Exchange Commission. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this release to conform these statements to actual results or to changes in our expectations. The Company presented some figures converted from Argentine pesos to U.S. dollars for comparison purposes. The exchange rate used to convert Pesos to U.S. dollars was the reference exchange rate (Communication “A” 3500) reported by the Central Bank for U.S. dollars. The information presented in U.S. dollars is for the convenience of the reader only. Certain figures included in this report have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be arithmetic aggregations of the figures presented in previous quarters. Note: Loma Negra’s financial information has been prepared in accordance with the Argentine Securities Commission (Comisión Nacional de Valores-CNV) and with International Financial Reporting Standards. Following the categorization of Argentina as a country with a three-year cumulative inflation rate greater than 100%, the country is considered highly inflationary in accordance with IFRS. Consequently, starting July 1, 2018, the Company is reporting results applying IFRS rule IAS 29. IAS 29 requires that results of operations in hyperinflationary economies are reported as if these economies were highly inflationary as of January 1, 2018, and thus year-to-date, together with comparable results, should be restated adjusting for the change in general purchasing power of the local currency, using official indices. For comparison purposes and a better understanding of our underlying performance, in addition to presenting ‘As Reported’ results, we are also disclosing selected figures as previously reported excluding rule IAS 29. Additional information in connection with the application of rule IAS 29 can be found in our earnings report. 1

Resilience Amid Challenges Solid Result & Margin Growth Despite Volume Decline Cement business Dispatches continued to reduce the YoY gap, leaving behind the most challenging times. LOMA posted another solid quarter, underpinned by effective cost control measures and an efficient production structure. As reported results Net revenues reached Ps. 174.2 billion, down 19.5% (US$ 170 million) Adjusted EBITDA stood at Ps. 50.6 billion, up 2.4% (US$ 50 million) Net Profit of Ps. 22.1 billion Consolidated Adjusted EBITDA margin reached 29.0%, with an expansion of 623 bps YoY from 22.8% FY24 EBITDA of Ps. 181.0 billion (US$ 198 million) and margin of 25.9% (up 211bps) Net Profit for FY24 of Ps. 153.7 billion Solid Balance sheet, with Net Debt of US$ 157 million, representing a Net Debt/LTM Adjusted EBITDA ratio of 0.89x Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period. 2

4 3

• Macro & Industry context • Revenues and Volumes

Industry Challenges in 2024 & Signs of Recovery January sets first YoY growth since march 2023 -9.9 10.4 5.0 -1.6 -2.8 4.6 3.7 -5.2 -1.7 -2.1 1.6 20 20 20 21 20 22 20 23 20 24 e 20 25 e 20 26 e 1Q 24 2Q 24 3Q 24 4Q 24 e GDP Growth1 (YoY Growth, %) Ap r Fe b Ja n M ar M ay N ovJu n Au g D ec Se p O ct 202520222021 2024 Monthly Industry Cement Sales3 (‘000 tons) 2023 -22 -25 -42 -37 -33 -35 -20 -27 -25 -25 -24 -10 -20 -23 -43 -36 -27 -33 -14 -26 -18 -20 -15 -6 Ja n’ 24 Fe b’ 24 M ar ’2 4 Ap r’ 24 M ay ’2 4 Ju n’ 24 Ju l’2 4 Ag o’ 24 Se p’ 24 O ct ’2 4 N ov ’2 4 D ic ’2 4 Ja n’ 25 9ISAC Cement Industry Ju l Industry Cement Sales by Type3 (%) Construction Activity2 & Monthly Industry Cement Sales3 (YoY Growth, %) (1) Source INDEC and BCRA (Argentina Central Bank) Market Expectations (REM) (2) Source INDEC: Construction activity indicator, ISAC (Indicador Sintético de la Actividad) . (3) Based on AFCP which reports standalone cement sales, while Loma Negra reports Cement, Masonry and lime sales (4) Jan’ 25 : As of the date of this presentation, ISAC figures were not released 60% 40% Bag Bulk 5 4 -31% 1H YoY -17% 2H YoY -14% 4Q YoY -5% Dic YoY January ‘05 +8.7% YoY 2024 vs 2023

Gradual Improvement: Top line Contraction Continues to Narrow YoY Revenue Performance: Cement, masonry & lime: decreased 19.9% YoY, with volumes contracting 14.1% coupled with a softer price performance Concrete: down 26.9% YoY. Volumes decreased 14.4% Railroad: decreased 3.2% YoY. Volumes up 3.1%, while the price was affected by product mix and market conditions Aggregates: decreased 34.2% YoY, with volumes down 3.1%, amid a challenging competitive scenario 4Q24 4Q23 % Chg. Cement, masonry & lime MM Tn 1.31 1.52 -14.1% Concrete MM m3 0.11 0.12 -14.4% Railroad MM Tn 1.03 1.00 3.1% Aggregates MM Tn 0.28 0.29 -3.1% 4Q24 4Q23 % Chg. 153,542 191,657 -19.9% 13,535 18,513 -26.9% 16,871 17,429 -3.2% 4,192 6,371 -34.2% Sales Volumes (1) Revenues (AR$ million) (2) (1) Sales volumes include inter-segment sales (2) Sales revenues include inter-segment sales and Other segments 6 2024 2023 % Chg. 4.90 6.42 -23.7% 0.40 0.58 -31.8% 3.63 4.20 -13.4% 0.97 1.29 -24.8% 2024 2023 % Chg. 619,927 805,719 -23.1% 55,646 88,165 -36.9% 64,904 72,440 -10.4% 17,269 28,066 -38.5% Total Net Revenues 174,173 216,452 -19.5% 699,179 919,313 23.9%

• Business Performance

Stable Gross Profit in the Quarter Despite Volume Decline Margin Expands 640 bps Consolidated gross profit remained stable, edging up 0.1% YoY, with margin expansion of 640 bps to 32.6%. In the Cement segment, tight cost control and lower depreciation drove gross profit expansion, partially offset by a softer top line. Margin also expanded in the Railroad segment, while Concrete and Aggregates experienced contractions. SG&A decreased 3.9% YoY, primarily attributed to lower turnover tax and freight costs due to lower volumes. As a percentage of sales, it reached 12.0%, up 195 bps YoY. 56,659 56,733 230,627 186,981 4Q23 4Q24 FY23 FY24 Gross Profit & Margin 21,688 20,847 84,200 73,175 4Q23 4Q24 FY23 FY24 Selling, General & Administrative As a % of Sales AR$ Million AR$ Million Gross Margin 25.1%26.2% 10.0% 10.5% 8 32.6% 26.7% 12.0% 9.2%

Solid EBITDA Generation This Quarter
Margins Surges +623bps in 4Q & Expands +211 bps for FY24

50 **Consolidated Adjusted EBITDA Million US$**

Up 2.4% in 4Q24 when measured in Ps.

29.0 **Cons. Adj. EBITDA Margin %**

Up 623 bps. YoY

By segments

- **Cement, masonry cement and lime segment** Adjusted EBITDA margin stood at 33.7%, expanding 815 bps YoY, on the back of costs improvements
- **Concrete** Adjusted EBITDA contracted 760 bps and stood at -6.1% from 1.5% in 4Q23
- **Railroad** Adjusted EBITDA margin expanded 372 bps YoY to -0.4% mainly explained by lower costs and volume recovery.
- **Aggregates** Adjusted EBITDA margin dropped sharply to negative 8,9% from 14.2% in 4Q23

Adjusted EBITDA & Margin


AR$ Million
Adjusted EBITDA Margin
22.8%
29.0%
23.8%
25.9%
-18.5%
2.4%
49,385
50,589
218,528
180,987
4Q23
4Q24
FY23
FY24

US$ million	61	50	252	198

Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period.

9

• Bottom line • Financial performance

Net Profit breakdown for 4Q24: Adjusted EBITDA increased by 2.4% YoY Total finance gain of Ps. 0.9 billion in 4Q24 compared to a net cost of Ps. 81.3 billion in 4Q23 Foreign exchange loss of Ps. 10.6 billion in 4Q24, compared to Ps. 159.3 billion loss in 4Q23, due to the impact of the devaluation in December 2023. Gain on net monetary position was Ps. 22.6 billion in 4Q24 compared to Ps. 118.9 billion in 4Q23, mainly due to a lower effect of inflation adjustments Net Financial expense stood at Ps. 11.2 billion compared to a Ps. 40.8 billion loss in the same period of 2023, primarily due to lower interest rate and a lower debt position Net Profit Attributable to Owners of the Company in 4Q24 was Ps. 22.4 billion, up from Ps. -43.1 billion in 4Q23 -43,074 22,417 22,441 153,810 4Q23 4Q24 FY23 FY24 Net Profit (Loss) Attributable to Owners AR$ Million -81,281 857 -100,312 138,611 4Q23 4Q24 FY23 FY24 Finance Gain (Costs), net AR$ Million Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period. 11 Net Profit Growth in 4Q and FY24 Driven by Financial Gains & Operational Resilience

Solid Balance Sheet
Indebtedness Ratio Drops Below 1x

- **Cash position and Investments** of Ps. 8.6 billion and total debt at Ps. 170.9 billion as of end of 4Q24
- **Net Debt** of Ps. 162.3 billion (US$ 157 MM; down US$ 20 MM on a sequential basis)
- **Net Debt/ LTM Adj. EBITDA ratio** down to 0.89x in 4Q24 compared with 1.40x in FY23
- In 4Q24, the cash generated in **Operating Activities** reached Ps. 47.8 billion from a generation of cash of Ps. 57.0 billion in 4Q23, mainly attributable to lower working capital improvements
- **Capital expenditures** of Ps. 21.2 billion in 4Q24, mainly due to maintenance capex and the 25kg bags project

Debt Maturity schedule (principal)



Ps.
USD
US$ Million
8
17
0
2
77
68
Cash Position
1Q25
2Q25
3Q25
4Q25
2026

Cash Flow Highlights

amounts expressed in millions of pesos	4Q24	4Q23	FY24	FY23
Net cash generated by operating activities	47,776	57,040	124,718	185,165
Net cash used in investing activities	(21,429)	(39,856)	(72,894)	(78,015)
Net cash (used in) generated by financing activities	(31,193)	(68,608)	(48,266)	(89,469)
Cash and cash equivalents at the end of the period	8,553	14,665	8,553	14,665

Debt by Currency



Ps. 9%
US$ 166 MM
US$ 91%

Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period.

12

2025 Outlook

Outlook 2025 We navigated a highly challenging year, viewing it as a transitional phase for the industry. A challenging environment pushed us to enhance our efficiency… and we rose to the occasion. With current activity levels, 2025 is set for growth, with emerging signs and economic forecasts for Argentina pointing to a stronger recovery throughout the year. With cement consumption per capita reaching historic lows in 2024, a more stable economy presents a significant opportunity for recovery and growth. Our significant capacity investments in recent years position us well to support the country’s development and future growth. 14

Financial Tables

Adjusted EBITDA Reconciliation & Margin Table 4: Adjusted EBITDA Reconciliation & Margin (amounts expressed in millions of pesos, unless otherwise noted) 2024 2023 % Chg. 2024 2023 % Chg. Adjusted EBITDA reconciliation: Net profit (Loss) 22,118 (43,963) n/a 153,627 21,081 628.8% (+) Depreciation and amortization 12,122 14,587 -16.9% 62,626 70,101 -10.7% (+) Tax on debits and credits to bank accounts 1,919 2,356 -18.5% 7,420 10,184 -27.1% (+) Income tax expense 15,286 (4,876) n/a 95,925 16,850 469.3% (+) Financial interest, net 5,759 32,030 -82.0% 57,406 125,893 -54.4% (+) Exchange rate differences, net 10,598 159,298 -93.3% 43,709 255,245 -82.9% (+) Other financial expenses, net 5,404 8,817 -38.7% 23,153 21,344 8.5% (+) Gain on net monetary position (22,617) (118,863) -81.0% (262,880) (302,169) -13.0% Adjusted EBITDA 50,589 49,385 2.4% 180,987 218,528 -17.2% Adjusted EBITDA Margin 29.0% 22.8% +623 bps 25.9% 23.8% +211 bps Three-months ended December 31, Twelve-months ended December 31,

Balance Sheet As of December 31, As of December, 31 2024 2023 ASSETS Non-current assets Property, plant and equipment 1,054,198 1,049,899 Right to use assets 3,176 5,545 Intangible assets 2,897 3,453 Investments 69 69 Goodwill 692 692 Inventories 66,967 49,368 Other receivables 6,254 4,025 Other assets 680 - Total non-current assets 1,134,934 1,113,051 Current assets Inventories 201,764 166,558 Other receivables 13,831 47,359 Trade accounts receivable 49,249 49,539 Investments 578 3,725 Cash and banks 7,975 10,940 Total current assets 273,398 278,121 TOTAL ASSETS 1,408,332 1,391,172 Table 8: Condensed Interim Consolidated Statements of Financial Position (amounts expressed in millions of pesos, unless otherwise noted) SHAREHOLDER'S EQUITY Capital stock and other capital related accounts 264,407 265,619 Reserves 375,128 360,154 Retained earnings 153,810 14,973 Equity attributable to the owners of the Company 793,344 640,747 Non-controlling interests (222) (39) TOTAL SHAREHOLDER'S EQUITY 793,122 640,707 LIABILITIES Non-current liabilities Borrowings 70,221 239,857 Provisions 11,241 14,681 Salaries and social security payables 1,509 1,147 Debts for leases 1,798 6,038 Other liabilities 1,010 1,041 Deferred tax liabilities 261,610 232,135 Total non-current liabilities 347,389 494,898 Current liabilities Borrowings 100,680 81,062 Accounts payable 93,591 124,681 Advances from customers 6,411 9,543 Salaries and social security payables 17,910 19,324 Tax liabilities 46,845 6,426 Debts for leases 1,388 2,645 Other liabilities 996 11,885 Total current liabilities 267,821 255,566 TOTAL LIABILITIES 615,210 750,464 TOTAL SHAREHOLDER'S EQUITY AND LIABILITIES 1,408,332 1,391,172

Income Statement

Table 9: Condensed Interim Consolidated Statements of Profit or Loss and Other Comprehensive Income (unaudited)
(amounts expressed in millions of pesos, unless otherwise noted)

	Three-months ended December 31,			Twelve-months ended December 31,		
	2024	**2023**	% Change	**2024**	**2023**	% Change
Net revenue	174,173	216,452	-19.5%	699,179	919,313	-23.9%
Cost of sales	(117,440)	(159,793)	-26.5%	(512,198)	(688,685)	-25.6%
Gross Profit	**56,733**	**56,659**	**0.1%**	**186,981**	**230,627**	**-18.9%**
Selling and administrative expenses	(20,847)	(21,688)	-3.9%	(73,175)	(84,200)	-13.1%
Other gains and losses	2,581	(172)	n/a	4,555	1,999	127.9%
Tax on debits and credits to bank accounts	(1,919)	(2,356)	-18.5%	(7,420)	(10,184)	-27.1%
Finance gain (cost), net						
Gain on net monetary position	22,617	118,863	-81.0%	262,880	302,169	-13.0%
Exchange rate differences	(10,598)	(159,298)	-93.3%	(43,709)	(255,245)	-82.9%
Financial income	715	361	98.2%	1,963	12,434	-84.2%
Financial expenses	(11,878)	(41,208)	-71.2%	(82,523)	(159,671)	-48.3%
Profit (loss) before taxes	**37,404**	**(48,838)**	**n/a**	**249,552**	**37,931**	**557.9%**
Income tax expense						
Current	(10,383)	78	n/a	(66,450)	(8,297)	700.9%
Deferred	(4,903)	4,797	n/a	(29,475)	(8,553)	244.6%
Net Profit (Loss)	**22,118**	**(43,963)**	**n/a**	**153,627**	**21,081**	**628.8%**
Net Profit (Loss) for the period attributable to:						
Owners of the Company	22,417	(43,074)	n/a	153,810	22,441	585.4%
Non-controlling interests	(299)	(888)	-66.4%	(183)	(1,360)	-86.5%
NET PROFIT (LOSS) FOR THE PERIOD	**22,118**	**(43,963)**	**n/a**	**153,627**	**21,081**	**628.8%**
Earnings per share (basic and diluted):	**38.4192**	**(73.8225)**	**n/a**	**263.6068**	**38.4568**	**585.5%**

Statement of Cash Flows Table 7: Condensed Interim Consolidated Statement of Cash Flows (amounts expressed in millions of pesos, unless otherwise noted) 2024 2023 2024 2023 CASH FLOWS FROM OPERATING ACTIVITIES Net Profit (Loss) 22,118 (43,963) 153,627 21,081 Adjustments to reconcile net profit (loss) to net cash provided by operating activities 21,794 68,384 (637) 145,985 Changes in operating assets and liabilities 3,863 32,618 (28,271) 18,100 Net cash generated by (used in) operating activities 47,776 57,040 124,718 185,165 CASH FLOWS FROM INVESTING ACTIVITIES Proceeds from disposal of Yguazú Cementos S.A. - 0 - 1,414 Property, plant and equipment, Intangible Assets, net (21,227) (39,634) (72,004) (78,173) Contributions to Trust (202) (222) (890) (1,256) Net cash used in investing activities (21,429) (39,856) (72,894) (78,015) CASH FLOWS FROM FINANCING ACTIVITIES Proceeds / Repayments from borrowings, corporate bonds and Interest paid (31,193) (68,582) (47,671) 99,647 Dividends paid - (26) - (189,116) Share repurchase plan - - (595) - Net cash generated by (used in) by financing activities (31,193) (68,608) (48,266) (89,469) Net increase (decrease) in cash and cash equivalents (4,846) (51,424) 3,558 17,681 Cash and cash equivalents at the beginning of the year 14,819 69,796 14,665 33,303 Effect of the re-expression in homogeneous cash currency ("Inflation-Adjusted") (1,193) (12,141) (10,033) (50,562) Effects of the exchange rate differences on cash and cash equivalents in foreign currency (226) 8,433 363 14,243 Cash and cash equivalents at the end of the period 8,553 14,665 8,553 14,665 Twelve-months ended December 31, Three-months ended December 31,

IR Contact Marcos I. Gradin Chief Financial Officer and Investor Relations Diego M. Jalón Head of Investor Relations investorrelations@lomanegra.com Thank you!